Exhibit 99.2

Aspen Technology, Inc.

Executive Annual Incentive Bonus Plan

FY06

I.    Purpose

The purpose of Aspen Technology’s (“Company”) Executive Annual Incentive Plan (the “Plan”) is to motivate and reward performance that results in the achievement of key Company objectives as well as individual objectives.

II.   Effective Date of Plan

The Plan will operate on a fiscal year basis (“Plan Year”), and is effective from July 1, 2005 through June 30, 2006.

III. Eligibility

Eligibility is afforded to those employees:

A.    whose positions are determined by Aspen Technology to have significant impact on the operating results of the Company; and

B.    who have been employed by the Company for six months or more (pro-rated target awards for employment greater than six months and less than twelve months).

In FY06, the eligible positions include CEO, CFO, SVP Marketing, SVP HR and SVP & General Counsel, SVP — Global Services, VP — R&D and such other positions as may be designated by the Compensation Committee or Board from time to time.

Eligibility for the Plan does not guarantee payment of an award.  Payment is dependent upon performance.  Further, eligibility does not guarantee continuation of employment.  If employment terminates prior to the payment date, the award is forfeited unless death, incapacity, or retirement is the cause, in which case, the award would be prorated.

IV. Target Award

The Plan is based on the “Target Award” concept, which bases the award on a combination of the Company’s overall performance and individual performance.  In order to achieve the Target Award amount, the Company and the individual must achieve 100% of their pre-established objectives by the end of the Plan Year. The actual award paid to the participant, if any, for a given Plan Year will be based on a combination of the Company’s overall performance and the performance of the Individual, as adjusted for the overall level of bonus pool funding.

The Target Award for each position is the incentive award payable (as a percentage of base salary) when 100% of all Plan objectives are met and the Company attains the necessary level of performance to fund the bonus pool at 100%.  Target Awards are determined by position title and level of responsibility.

V.  Components of Award

For FY 2006, the Target Award will be based on a combination of the FY06 Corporate Operating Income Plan and specified individual MBO’s. The following summarizes the weighting for the various incentive components for FY 2006 (particular weightings to be determined by the Compensation Committee).

FY06 Plan Components	Overall Bonus Weighting	On Target Metric
Corporate Operating Income (COI) Target	70/60%	COI Adopted by the Committee/Board
MBO’s	30/40%	CEO/Board Assessment

A.  Company Performance

“Company Performance” for Plan purposes is based on the accomplishment of one or more predetermined annual Company objectives, which will be selected each year based on their critical importance to the Company’s success.  Company Performance for fiscal year 2006 will be measured based on the achievement of the FY06 Corporate Operating Income Plan, according to the following categories:

Actual Corporate Operating Income Achieved	Corporate Operating Income Performance (COI) Multiplier
< 80% of Corp Operating Income Plan	0%
80% of Corp Operating Income Plan	50%
90% of Corp Operating Income Plan	75%
100% of Corp Operating Income Plan	100%
110% of Corp Operating Income Plan	110%
120% of Corp Operating Income Plan	130%
140% of Corp Operating Income Plan	150%
>=150% of Corp Operating Income Plan	175%

Awards for Company Performance will vary between 0% and 175% of target based on the FY06 COI achievement of 80% to 150% of Plan, as well as the funding level of the Company’s bonus pool.

B.  Individual Performance

Annual objectives for the individual performance (MBO’s) will be developed by the Plan participant in coordination with the CEO or the Board of Directors (in the case of the CEO).  For fiscal year 2006, annual objectives will be comprised of select individual objectives. The CEO or the Board of Directors (in the case of the CEO) must approve all MBO’s.

MBO Achievement	MBO Performance Multiplier
100% MBO’s accomplished and exceeded expectations	150%
100% of MBO’s accomplished	100%
Performance on MBO’s does not meet expectations	0%

Awards for individual performance will vary between 0% and 150% of target based on the achievement of specified MBO’s. Evaluation of the success in achieving the identified MBO’s and determining any subsequent payment will be at the sole discretion of the CEO or Board of Directors (in case of the CEO). Any payments for the MBO plan elements are dependent on AspenTech achieving at least 80% of COI goal.

VI. Plan Funding

For fiscal year 2006, Plan funding will be based on the attainment of specified levels of Corporate Operating Income and achievement of assigned MBOs.  Funding is contingent upon and proportional to the Company’s attainment of required levels of Corporate Operating Income to fund the bonus pool.  No incentive payment will be made for Corporate Operating Income achievement or MBO’s if the Company does not attain a minimum of 80% of the Corporate Operating Income Target.

VII.      Bonus Calculation

A.      Bonus calculation takes take into account three components:

•                  Performance on the Corporate Operating Income (COI) metric, weighted 70/60%;

•                  Performance on the MBO metric, weighted 30/40%; and

•                  Target Bonus level

B.       Bonus calculation is represented by the following formula:

((COI Performance Multiplier*COI Weight) + (MBO Performance Multiplier*MBO Weight))*Target Bonus

C.       The Company Performance portion is added to the individual performance portion to calculate the total bonus amount.  The result is then adjusted for the overall bonus funding level.

VIII.     Administration

Administration of this Plan will be the responsibility of the CEO or Board. Any interpretation of the terms, conditions, goals, or payments from this Plan required because of a dispute will be made solely by the CEO or Board after a full review of the facts, input from the affected parties, and with appreciation of the overall intent of the Plan and previous practices.

If any term or condition of this Plan is found to be in non-conformance with a given state or federal law (USA) or local legislation (International locations), that term or condition will be non-enforceable but will not negate other terms and conditions of the Plan.  However, Aspen Technology, Inc. will review and modify the overall Plan to conform to such law.

Eligibility and participation in this Plan in no way implies or reflects any guarantee or contract of employment, except as may be stipulated by applicable local law.  Aspen Technology, Inc., reserves the right to amend, modify, or terminate this Plan and the procedures set forth herein at any time.  Any change to the terms of the Plan will be made in writing by SVP of Human Resources to all Participants in as far in advance as possible of the effective date of such change, and will be subject to acceptance by the Participant.  No change shall be retroactive from the date such change is announced.